Exhibit 99.1

Company Overview

We provide modular and scalable equipment-based solutions for power generation, power control and distribution that provide power to data center, industrial, utility and other commercial end-markets. We also deliver services for the management of raw materials used in oil and natural gas well completions. Headquartered in Houston, Texas, Solaris delivers these offerings through its Solaris Power Solutions and Solaris Logistics Solutions business segments.

The Company has undergone a strategic transformation since 2024, evolving into a leading provider of co-located, behind-the-meter power for some of the world’s largest technology companies. Its integrated offering spans fuel sourcing and last-mile delivery, power generation, emissions control, power control and distribution, battery energy storage systems, and full operations and maintenance — making Solaris a true one-stop shop for critical power infrastructure independent of grid interconnection constraints. The transformation is significantly advanced as highlighted by Solaris’ first quarter 2026 financial performance, whereby the Power Solutions segment generated 76% of Solaris’ total segment Adjusted EBITDA and is expected to contribute more than 90% of segment results in the future.

Solaris Power Solutions

Solaris Power Solutions provides modular and scalable prime power generation, control, and distribution infrastructure to data center, energy, and industrial end-markets. The segment was established through the September 2024 acquisition of Mobile Energy Rentals LLC (“MER”).

Solaris generates revenue in this segment primarily through long-term, fixed-fee rental and service contracts with investment-grade counterparties. These multi-year arrangements provide recurring and predictable cash flows obligating fuel and power price risks to the customer. This infrastructure-like earnings profile is supported by fully integrated in-house engineering and project execution capabilities. Once equipment is operational, maintenance capital expenditures are relatively low, enabling the generation of strong project-level and corporate free cash flow.

Solaris has firm equipment orders in place with original equipment manufacturers for a power generation fleet that is expected to reach approximately 3,100 MW by the end of 2029. Solaris’ critical power generation and distribution services provide power for AI and industrial end-markets independent of grid interconnection constraints. The Solaris Power Solutions segment represents approximately 76% of Solaris’ total segment Adjusted EBITDA as of the first quarter of 2026. Upon full deployment of its power generation fleet by the end of 2029, Solaris Power Solutions is expected to represent approximately 90% of total segment Adjusted EBITDA, reflecting the strategic pivot toward long-term, contracted power generation and infrastructure services. For that period, Solaris’ potential illustrative Adjusted EBITDA of approximately $875 million to $925 million1, net to Solaris.

Customer Contracts Summary

As of the date of this offering memorandum, we have entered into three significant agreements to provide power generation capacity for data center customers in the artificial intelligence computing sector. Each contract is structured as predominantly a fixed-fee payment.

Stateline, a variable interest entity in which Solaris holds a 50.1% equity interest, will provide approximately 900 MW of off-grid power generation capacity to a data center customer with deliveries expected through the first quarter of 2027.

On February 12, 2026, we entered into an agreement (the “Hatchbo Agreement”) with Hatchbo, LLC (“Hatchbo”). The Hatchbo Agreement initially provided over 500 MW of power generation equipment to Hatchbo, an affiliate of an investment-grade global technology company. Hatchbo is expected to approve an expansion of the Hatchbo Agreement to add additional generation capacity of approximately 130 MW as well as balance of plant (the “Hatchbo Amendment”).

The Customer C Agreement (as described below) provides over 600 MW of power capacity, including balance of plant equipment of transformers, batteries, switchgear, etc., to an affiliate of an investment-grade technology company, with deployments across multiple sites in the continental United States beginning in the second half of 2026. Key terms of the three contracts are summarized below:

	Stateline	Hatchbo	Customer C
Executed	Apr-2025	Feb-2026; Pending Hatchbo Amendment	Apr-2026
Contracted Capacity	~900 MW	>632 MW	>600 MW
Tenor	7 years	10 + 5-year option	10 + 5-year option
Cancellation Terms	50% of remaining undiscounted revenue obligation	50% of remaining undiscounted revenue obligation	50% of remaining undiscounted revenue obligation

[1]

Reflects potential illustrative run-rate Adjusted EBITDA calculated as: (i) 2,650 MW of net capacity multiplied by first quarter 2026 annualized Solaris Power Solutions Adjusted EBITDA per deployed MW ($71.9 million multiplied by four and divided by 910 MW of deployed capacity), plus (ii) annualized first quarter 2026 Solaris Logistics Solutions Adjusted EBITDA ($23.2 million multiplied by four), less (iii) annualized first quarter 2026 Corporate Expenses (i.e., corporate employee salaries and expenses, headquarters office rental, and legal and professional fees) ($11.5 million multiplied by four). This metric is in no way intended to provide guidance and should not be interpreted as the Company’s expectations regarding actual results for any future period; rather, this is intended to provide an illustrative case for fully-deployed net capacity given our historical margins and cost structure. Our actual results could be materially different and lower than this amount.

Evolution of Solaris’ Average Contract Tenor

Weighted average contract tenors within the Solaris Power Solutions segment have increased materially since 2024, reflecting repeat deployments, and an increasing share of longer-duration infrastructure arrangements.

The contracts above, totaling more than 2,000 MW, reflect Solaris’ growing base of long-term power agreements with global technology customers.

Recent Acquisitions

In August 2025, we acquired HVMVLV, LLC, a specialty provider of complex and fast-turnaround electrical control and distribution equipment along with associated technical design and engineering services (the “HVMVLV Acquisition”). In March 2026, we acquired Genco Power Solutions, a distributed power generation company that will add 400 MW of incremental power generation capacity to Solaris between 2026 and 2028, inclusive of approximately 100 MW of currently operated and contracted capacity (the “Genco Acquisition”). In addition, in March 2026 we secured 30 turbine delivery slots from a private party, which will provide over 500 MW of incremental power generation capacity between early 2027 and 2029.

Solaris Logistics Solutions

Solaris Logistics Solutions designs and manufactures specialized equipment, which combined with field technician support, last mile and mobilization logistics services and software solutions, enables the Company to provide a service offering that helps oil and natural gas operators and their suppliers drive efficiencies that reduce operational footprint and costs during the completion phase of well development. As of the first quarter of 2026, Solaris Logistics Solutions contributed approximately 24% of total segment Adjusted EBITDA. Upon full deployment of its power generation fleet by the end of 2029, Solaris Logistics Solutions is expected to contribute approximately 10% of total segment Adjusted EBITDA, providing stable cash flow and operational support alongside the Solaris Power Solutions platform.

Competitive Strengths

Leading Provider of Integrated Behind-the-Meter (BTM) Power Solutions for AI and Industrial Loads

Solaris operates multiple behind the meter power generation and distribution plants serving AI data centers and other industrial customers, with a demonstrated track record of deploying modular generation at scale. We operate across multiple U.S. end markets, including data centers, energy, and other commercial and industrial applications. Solaris’ BTM generation operates independently of grid interconnection constraints, enabling shorter deployment timelines compared to grid-connected solutions. With an expected operated fleet of approximately 3,100 MW by the end of 2029, Solaris has developed operating scale and execution experience which differentiates it from newer market entrants.

Durable Cash Flow Visibility Through Long-Term Contracts with Investment-Grade Counterparties, Low Commodity Price Risk, and Strong Free Cash Flow After Investment Phase

The majority of Solaris Power Solutions’ revenue is generated under long term, fixed fee contracts with investment-grade hyperscaler counterparties. Growth capital is deployed primarily against executed contracts with defined tenors, including most recent contracts at 10 to 15 years, and substantial contractual termination protections. These contracts provide Solaris with recurring, predictable cash flows and importantly do not expose Solaris to fuel and power price risk. As a result, Solaris’ earnings profile has shifted toward contracted, infrastructure-like cash flow characteristics. Once equipment is operating and initial project investment is completed, maintenance capital expenditures are relatively low, resulting in strong project-level free cash flow.

Diversity of Customers for Solaris Power Solutions

Solaris recently secured a third long-term power contract with a new investment-grade technology customer, providing more than 600 MW of generation capacity with associated balance-of-plant over an initial 10-year term with a 5-year extension option. As a result, Solaris Power Solutions’ portfolio now includes more than 2,200 MW of long-term contracted capacity across multiple distinct large technology customers, alongside energy and other large commercial and industrial end users. This diversified customer base and contract mix reduces reliance on any single deployment while supporting long-duration, stable cash flows.

Integrated Turnkey Model with In-House Technical and Engineering Capabilities

Following the HVMVLV Acquisition in August 2025, Solaris internalized key electrical control, distribution, and balance-of-plant capabilities required for large-scale power deployments. This integrated model allows Solaris to offer a turnkey solution encompassing engineering, commissioning, operations, and maintenance. Vertical integration reduces execution risk, streamlines deployment, and supports repeatable project delivery across sites. These capabilities position Solaris earlier in customer project planning and increase the depth of customer integration.

Synergistic Business Model Supported by a Cash-Generating Logistics Segment

Solaris’ legacy Logistics Solutions segment maintains a leading position in electric-powered sand handling equipment and generates stable cash flow with modest ongoing capital requirements. This segment provides internally generated capital to support investment in the Power Solutions segment. Operating across two equipment-based infrastructure segments allows Solaris to leverage operational expertise in asset deployment, utilization, and lifecycle management. The combination enhances cash flow diversity while supporting disciplined capital allocation.

Aligned, Founder-Led Management Team with Experience Scaling Infrastructure Platforms

Solaris is led by a founder-driven management team with experience building and scaling asset-intensive infrastructure businesses across power, logistics, and water sectors. Management retains approximately 20% insider ownership, aligning leadership incentives with long-term shareholder outcomes. This ownership structure has supported a measured approach to capital allocation, including the use of equity alongside debt to fund growth. Management’s track record reflects a focus on scalability, risk management, and balance sheet discipline.

Growth Strategies

Scaling Generation Capacity to Meet Growing AI and Data Center Power Demand

Solaris is expanding its power generation fleet to address demand from large-scale AI and data center customers with multi-year capacity requirements. The company recently secured approximately 40% incremental capacity to reach an expected operated fleet of approximately 3,100 MW by the end of 2029. Capacity additions are largely aligned with contracted or advanced-stage commercial discussions and opportunities. This expansion is expected to drive increasing earnings contribution as deployed capacity ramps.

Expanding Turnkey Offerings Through Enhanced Balance-of-Plant Scope

Solaris is increasing the scope of services provided per project by investing in expanded balance-of-plant offerings, including transformers, switchgear, batteries, energy management systems and natural gas infrastructure. Expanding scope increases capital invested per deployment while maintaining return profiles, contributing to higher EBITDA potential per project. These capabilities further integrate Solaris equipment into customer operations and increase switching costs over the asset life. The strategy supports deeper customer relationships and higher per-site economic contribution.

Pursuing Organic and Inorganic Growth in Adjacent Power Markets

Solaris evaluates acquisition opportunities which add technical capabilities, expand addressable markets, or improve vertical integration. Recent transactions, including the Genco Acquisition and HVMVLV Acquisition, illustrate this approach. Growth opportunities are assessed with a focus on strategic fit, execution risk, cash flow certainty and the ability to strengthen our business and financial profile.

Optimizing Capital Structure to Support Long-Term Infrastructure Growth

To support the execution of its long-term infrastructure growth strategy, Solaris is optimizing its capital structure to align funding duration with the stability and tenor of its contracted cash flows. The Company has strengthened its balance sheet to support ongoing fleet expansion and intends to enter into the New Credit Facility concurrently with the issuance of the notes offered hereby to help maintain significant liquidity and financial flexibility during the growth phase. On the closing date of the New Credit Facility, Solaris expects to have availability under the New Credit Facility of approximately $650.0 million. Proceeds from this notes offering will provide funding to support executed contracts, appropriately aligning the balance sheet with the underlying contracts and assets.

Positioned to Benefit from U.S. Electrification and Onshoring Trends

Solaris is positioned to benefit from projected increases in U.S. electricity demand driven by data centers, manufacturing onshoring, and broader electrification. A significant portion of forecasted power demand growth is occurring outside traditional AI applications, expanding the addressable market for BTM solutions. Solaris’ simple-cycle gas-fired BTM generation is increasingly cost-competitive with grid-supplied power while offering faster time-to-power. These dynamics support continued demand for distributed generation solutions over the medium term.

Maintaining a Strong Balance Sheet

In parallel with the financing strategy, Solaris maintains a disciplined approach to balance-sheet management while pursuing growth, prioritizing liquidity and financial flexibility during the investment phase. Growth capital is deployed primarily against contracted projects with fixed-fee revenue structures, with commodity and fuel price risk contractually passed through to customers, limiting earnings volatility. Management has demonstrated a willingness to balance debt and equity funding, issuing approximately $582 million of equity alongside debt to support major growth initiatives and preserve balance-sheet strength. As of March 31, 2026, after giving effect to the completion of this offering and the use of proceeds therefrom, the Issuer’s leverage would have been approximately 3.9x (based on the debt at the Issuer level, comprised solely of the $1,300 million of notes offered hereby and excluding the Convertible Notes, the Intercompany Convertible Notes and the Stateline Term Loan, divided by approximately $334 million of Adjusted EBITDA for the quarter ended March 31, 2026 on an annualized basis). Annualized Adjusted EBITDA for the quarter ended March 31, 2026 may not be representative of performance over an extended period and does not take into account other future market conditions that may impact the business. As contracted cash flows scale and capital intensity moderates, Solaris targets a net leverage profile of approximately 3.0x net debt to Adjusted EBITDA, consistent with infrastructure-oriented credit metrics.

Recent Developments

New Credit Facility

We expect to enter into a revolving credit facility with MUFG Bank, Ltd., as administrative agent (the “Agent”), and a syndicate of lenders substantially concurrently with the issuance of the notes offered hereby (the “Credit Agreement”), in connection with which the Agent has received commitments from such lenders in the aggregate principal amount of $650 million (such revolving credit facility, the “New Credit Facility”). Obligations under the New Credit Facility will be (i) guaranteed by the Parent and the same subsidiaries thereof that will guarantee the notes offered hereby and (ii) secured by a pledge of the Parent’s equity interests in the Issuer and by a lien on substantially all assets of the Issuer and its subsidiaries. Obligations under the New Credit Facility will mature on the earlier of (a) the date that is the five-year anniversary of the closing date of the New Credit Facility and (b) the date that is 91 days prior to the maturity of any indebtedness for borrowed money of the Issuer or any restricted subsidiary in an aggregate principal amount of $150 million or more. The closing of the New Credit Facility and our ability to borrow thereunder are subject to customary closing conditions, including entry into definitive documentation and consummation of the offering, and may not occur on the terms described herein or at all. See “Description of Other Indebtedness—New Credit Facility.”

Recent Contracts

On April 24, 2026, we entered into a Master Equipment Rental Agreement (the “Customer C Agreement”) with a new customer (“Customer C”) to provide over 600 MW of power generation equipment and balance-of-plant to support Customer C’s power demand for artificial intelligence computing needs at its data center. Customer C is an affiliate of an investment-grade technology company and industry leader in the evolving artificial intelligence computing industry.

We expect to enter into an amendment to the Hatchbo Agreement, to add additional generation capacity of approximately 130 MW as well as balance-of-plant equipment. We expect the addition of balance-of-plant equipment will require an additional $215 million of future capital expenditures.

New Credit Facility

We expect to enter into the Credit Agreement (defined above) substantially concurrently with the consummation of this offering. We expect that the New Credit Facility (defined above) provided thereunder will consist of revolving commitments in the aggregate principal amount of $650 million, including a sublimit for the issuance of letters of credit in an amount up to $150 million. The closing of the Credit Agreement and our ability to borrow under the New Credit Facility is subject to the consummation of this offering, repayment of the obligations under the Bridge Term Loan, the Stonebriar Term Loan, and the Caterpillar Term Loan (each as defined below), entry into definitive documentation, and other customary conditions set forth in the Credit Agreement.

Borrowings under the New Credit Facility are expected to bear interest at a rate equal to either Term SOFR (as defined in the Credit Agreement) or the Base Rate (as defined in the Credit Agreement), in each case plus an applicable rate as set forth in the grid below that corresponds to the ratio of (x) consolidated net indebtedness to (y) consolidated EBITDA, in each case based on the most recently ended four fiscal quarter period of the Issuer and its restricted subsidiaries. Undrawn amounts under letters of credit issued under the New Credit Facility are expected to bear a fee equal to the applicable rate for Term SOFR loans as set forth in the grid below. A commitment fee equal to 0.50% per annum is expected to be applied on the unused portion of the revolving credit commitments.

	Level 1	Level 2	Level 3	Level 4	Level 5
Total Net Leverage Ratio	Less than 3.00:1.00	Greater than or equal to 3.00:1.00 but less than 3.50:1.00	Greater than or equal to 3.50:1.00 but less than 4.00:1.00	Greater than or equal to 4.00:1.00 but less than 4.50:1.00	Greater than or equal to 4.50:1.00
Commitment Fee	0.50%	0.50%	0.50%	0.50%	0.50%
Applicable Rate for Term SOFR Loans and Letters of Credit	2.50%	2.75%	3.00%	3.25%	3.50%
Applicable Rate for Base Rate Loans	1.50%	1.75%	2.00%	2.25%	2.50%

The Credit Agreement is expected to contain customary representations and warranties, affirmative covenants, reporting obligations, and negative covenants. Subject to certain exceptions to be set forth in the Credit Agreement, the covenants are expected to restrict our ability, among other things, to:

•	grant liens;

•	make investments, acquisitions, loans and advances;

•	incur additional indebtedness;

•	merge, amalgamate, dissolve, liquidate or consolidate;

•	convey, sell, lease or otherwise dispose of property;

•	make dividends or other distributions with respect to equity interests;

•	enter into transactions with affiliates;

•	prepay, redeem, or repurchase certain indebtedness; and

•	enter into burdensome agreements with restrictions on subsidiary distributions.

We also expect the Credit Agreement to require compliance with certain financial covenants, including (a) a ratio of consolidated net indebtedness to consolidated EBITDA of no greater than 5.25:1.00 as of the last day of the most recently ended fiscal quarter (or, for the four fiscal quarters immediately following the consummation of certain material acquisitions, no greater than 5.50:1.00), (b) a ratio of consolidated secured net indebtedness to consolidated EBITDA of no greater than 3.50:1.00, and (c) a ratio of consolidated EBITDA to consolidated cash interest expense of no less than 3.00:1.00, in each case tested at the end of each fiscal quarter, based upon financial results from the four most recently ended fiscal quarters of the Issuer and its restricted subsidiaries, and commencing with the fiscal quarter ending on September 30, 2026.

We may voluntarily prepay outstanding loans under the New Credit Facility without premium or penalty, in whole or in part, subject to minimum amounts and customary notice requirements.

We expect the Credit Agreement to contain a mandatory prepayment requirement and a limitation on the availability of borrowings thereunder that could become effective upon the early termination or suspension of certain material contracts. We expect such mandatory prepayment provision to provide that, to the extent that we would not be in pro forma compliance with the financial covenants described above (a) after giving effect to such early termination or suspension, (b) assuming for purposes of such calculation that all commitments under the New Credit Facility have been fully drawn, and (c) after deducting certain cash payments received on account of such termination or cancellation from net leverage (without duplication of other amounts netted in the calculation of consolidated net indebtedness), we will be required to repay outstanding loans and cash collateralize letters of credit in an amount equal to the lesser of the amount of cash payments received on account of such termination or cancellation and the total amount outstanding under the New Credit Facility. We expect such availability limitation to provide that the amount available for borrowing under the New Credit Facility will be temporarily reduced to the amount we could borrow while still maintaining compliance with the financial covenants described above (a) after giving effect to such early termination or suspension, (b) assuming for purposes of such calculation that all commitments under the New Credit Facility have been fully drawn, and (c) after deducting certain cash payments received on account of such termination or cancellation from net leverage (other than amounts prepaid as described in the preceding sentence, and without duplication of other amounts netted in the calculation of consolidated net indebtedness).

The New Credit Facility is expected to mature on the earlier of (a) the date that is the five-year anniversary of the closing date of the New Credit Facility and (b) the date that is 91 days prior to the maturity of any indebtedness for borrowed money of the Issuer or any restricted subsidiary in an aggregate principal amount of $150 million or more.

All obligations under the Credit Agreement are expected to be required to be (a) guaranteed by certain of our existing and future direct and indirect restricted subsidiaries, other than certain excluded subsidiaries and (b) secured, subject to permitted liens and other customary exceptions set forth in the Credit Agreement and relevant collateral documents, by a first-priority perfected security interest in substantially all of our and the guarantors’ assets, other than certain excluded property.

We expect that the lenders under the New Credit Facility will be permitted to accelerate the obligations and terminate commitments thereunder or exercise other remedies upon the occurrence of certain customary events of default, subject to certain grace periods, cure rights, and exceptions. We expect these events of default to include, among others, payment defaults, cross-defaults to certain material indebtedness, covenant defaults, material inaccuracy of representations and warranties, certain events of bankruptcy, material judgments, invalidity of the collateral documents or guarantees, and changes of control.